Exhibit 10.3

This Agreement is signed on this 10th day of October 2008.

Between

KM MATRIMONY PRIVATE LIMITED a registered company, having its administrative office at No. 6/1. Ramaswamy Street, T.Nagar, Chennai – 600 017, represented by its Chairman, Mr. Venkatesan (hereinafter referred to as KM Matrimony Private Limited, which expression shall include its successors and assigns) of the one part.

And

Vasan Publications Private Limited, a company incorporated under the Companies Act, 1956, having its registerd office at 757, Anna Salai, Chennai – 600 002, Tamilnadu, represent by Mr.B.Srinivasan, Managing Director (hereinafter referred as Vasan Publications Private Limited, which expression shall wherever the context so require or admits, mean and include its successors and assigns) of the other part

Whereas KM Matrimony Private Limited is a company, having its object of bring the bride and bridegroom into contact. To create an awareness among the public, the KM Matrimony Private Limited publishers THREE magazine per month (i.e.) on 10th, 20th and 30th of every month containing details of bride and bridegroom.

And whereas the party of the second part is publisher of magazines, books and cds and markets these books through its network.

WHEREAS KM Matrimony Private Limited wishes to enter into a strategic arrangement with Vasan Publications Private Limited to explore publicity and sale of their Magazine Kalyanamalai through Vasan Publications Private Limited, Chennai. The party of the second part accepted the offer and both parties decided to reduce the same into writing.

NOW THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS UNDER:

1)	KM Matrimony Private Limited shall supply 15000 copies of each issue of its Magazine “Kalyana Malai” to Vasan Publications Private Limited for the purpose of distribution and marketing. KM Matrimony Private Limited will be invoicing on Vasan Publications Private Limited @ 75% of the cover price.

2)	KM Matrimony Private Limited will bear the whole unsolds. Unsolds shall be returned back to KM Matrimony Private Limited without any extra cost.

3)	Vasan Publications Private Limited shall make the payment to KM Matrimony Private Limited for the actual number of copies of the magazine sold, after adjusting for returns in respect of a month on or before the end of the following month.

4)	KM Matrimony Private Limited agrees to give Rs.4/- per copy as additional discount to Vasan Publications Private Limited as Marketing Cost and Distribution cost of the books supplied.

5)	Territorial arrangement for the purpose of applicability of this agreement consists of places wherever Vasan Publications Private Limited are marketing presently. This arrangement dose not cover places where Vasan Publications Private Limited is not marketing presently. This shall also cover places outside India and Web based online sale of publications.

6)	The period of this agreement shall be for a period of ten years from the date of signing this agreement. However, both the parties can extend the agreement further with any amendments as mutually agreed by them at the end of this term.

7)	Vasan Publications Private Limited will be spending upto a maximum of Rs. 25,000/-on strategising and executing the publicity, marketing and distribution of Kalyana Malai per issue.

8)	If any f the provisions of this agreement is violated by either party, the other party can terminate the agreement by serving thirty days notice.

9)	This Agreement shall represent the entire agreement between the parties hereto in the subject matter hereof and supersedes and cancels all prior agreements, arrangements or understanding, whether written or oral, between the parties hereto. Nothing contained herein shall be amended without the prior written concurrence of both parties and recorded in writing.

10)	Any disputes and / or difference arising out of or pertaining to this Agreement shall first be resolved by the parties through negotiations, failing which the same shall be subject to Arbitration of Arbitrator/s, a common arbitrator if both parties agree to the same individual or one to be appointed by each Party and the two Arbitrators to appoint a third Arbitrator. Such Arbitration proceedings shall be conducted at Chennai, in accordance with the provisions of the Arbitration and Conciliation Act 1996, any amendments thereto or any other legislation for the time being in force. The Award passed by the Arbitrator/s in pursuance of such Arbitration proceedings shall be binding upon both parties hereto.

11)	All such disputes / differences and proceedings shall be subject to the jurisdiction of the Courts of Law at Chennai according to Indian Laws.

IN WITNESS WHEREOF the parties have executed this Agreement in the presence of the Witness attesting hereunder:

WITNESS: KM MATRIMONY PRIVATE LIMITED.

/s/ V. Venkatesan

V. Venkatesan

WITNESS: VASAN PRINT PRODUCTS PRIVATE LIMITED.

/s/ B. Srinivasan

B. Srinivasan